Exhibit 10(f)

DEFERRED COMPENSATION PLAN

(409A Non-Grandfathered Component)

of

UNION PACIFIC CORPORATION

(Originally effective as of January 1, 2009,

as amended and restated including all amendments adopted through August 1, 2024.)

ARTICLE ONE

Scope of Plan and Definitions

1.1        Purpose and Scope of Plan - The purpose of the Plan (this and other capitalized terms having the meanings set forth below) is to provide a deferral opportunity and related benefits to Eligible Employees who participate in EIP and SIP. The Plan is intended to be an unfunded nonqualified deferred compensation plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company, pursuant to sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, as such, to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA. The rights of each Participant and his Beneficiaries to benefits under the Plan shall be governed by the Plan as set forth herein and as it may hereafter be amended from time to time. This Plan was effective January 1, 2009, unless expressly provided otherwise herein, and has since been amended, and is now further amended and restated effective August 1, 2024 as set forth herein.

1.2       Applicability - The Deferred Compensation Plan was bifurcated into two components, effective January 1, 2009. As reflected in the terms of this Non-Grandfathered Plan, one such component is applicable solely to those amounts that were not, as of December 31, 2004, both credited to a Participant’s Account and fully vested or as to which the Participant had a vested right in accordance with the terms of the Deferred Compensation Plan as in effect on December 31, 2004 (including related investment gains and losses occurring thereafter). With respect to any other amounts credited to a Participant’s account under the Deferred Compensation Plan, the rights of the Participant and his Beneficiaries shall be governed by the component of the Deferred Compensation Plan known as the “Deferred Compensation Plan (409A Grandfathered Component) of Union Pacific Corporation, as amended and restated effective January 1, 2009”, as it may hereafter be amended from time to time as permitted under section 409A of the code. Prior to January 1, 2009, with respect to all amounts credited under the Deferred Compensation Plan that were subject to section 409A of the Code, the Deferred Compensation Plan was administered in good faith compliance with section 409A of the Code.

1.3        Definitions - As used in the Plan, the following terms shall have the meanings set forth below, unless a different meaning is plainly required by the context:

(a)         “Account” shall mean the entries maintained on the books of the Company which represent a Participant’s interest under the Non-Grandfathered Plan. The term “Account” shall refer to:

(1)         The value of amounts credited to a Participant under the Deferred Compensation Plan as in effect on January 1, 2005, other than amounts (including investment gains and losses thereon) which under the terms of the Deferred Compensation Plan were credited and fully vested or as to which the Participant had a vested right, as of December 31, 2004, valued in accordance with Article 3 and adjusted for payments made pursuant to Article 4.

(2)         The value of amounts credited to a Participant’s Account pursuant to Section 2.1, valued in accordance with Article 3 and adjusted for payments made pursuant to Article 4.

Under no circumstances shall a Participant’s Account under this Non-Grandfathered Plan be deemed to include amounts (including investment gains and losses thereon) which under the terms of the Deferred Compensation Plan were credited and fully vested or as to which the Participant has a vested right as of December 31, 2004.

(b)         “Award” shall mean an award as defined under EIP or SIP consisting of cash or stock units. Stock options or retention share awards are not eligible for deferral under this Plan.

(c)         “Award Account” shall mean the entries maintained on the books of the Company which represent a Participant’s interest under the Plan with respect to each separate Award payable to the Participant under EIP or SIP that the Participant elects to defer under the terms of this Non-Grandfathered Plan. Each Award Account shall separately reflect the Participant’s interest in each investment fund established under Section 3.1.

(d)         “Beneficiary” shall mean the person designated by a Participant to receive his interest under the Deferred Compensation Plan in the event of his death hereunder pursuant to procedures adopted by the Committee. Absent such designation, the Participant’s Beneficiary shall be his estate.

(e)         “Committee” shall mean the Compensation and Benefits Committee of the Board of Directors of the Company, or such other committee of the Board of Directors as may from time to time be designated by the Board of Directors to administer the Deferred Compensation Plan.

(f)         “Deferred Compensation Plan” shall mean the Union Pacific Corporation Deferred Compensation Plan, as it may be amended from time to time. The Deferred Compensation Plan is comprised of the following components, each of which is set forth in a separate document: (1) The Union Pacific Corporation Deferred Compensation Plan (409A Grandfathered Component), and (2) The Union Pacific Corporation Deferred Compensation Plan (409A Non-Grandfathered Component).

(g)         “EIP” shall mean the Union Pacific Corporation Executive Incentive Plan, effective May 5, 2005, and as it may thereafter be amended from time to time, and any successor executive incentive plan.

(h)         “Eligible Employee” shall mean an employee eligible to receive an Award who the Committee has designated as eligible to participate in this Plan.

(i)         “Participant” shall mean (1) any Eligible Employee for whom credits have been or are being made hereunder, or (2) any former Eligible Employee for whom credits have been made hereunder and who either (A) continues to be employed by the Company or an Affiliated Company, or (B) has an interest in all or a portion of his Account which has not been distributed pursuant to Article 4.

(j)         “Plan” or “Non-Grandfathered Plan” shall mean the Union Pacific Corporation Deferred Compensation Plan (409A Non-Grandfathered Component), effective as of January 1, 2009 as set forth and restated herein, and as it may hereafter be amended from time to time.

(k)         “Separation from Service” shall mean a “separation from service” with the Company and all Affiliated Companies within the meaning of Code section 409A and the regulations promulgated thereunder.

(l)         “SIP” shall mean the Union Pacific Corporation 2001 Stock Incentive Plan, effective April 20, 2001, as amended; and the Union Pacific Corporation 2004 Stock Incentive Plan, effective April 16, 2004, and as it may thereafter be amended from time to time, or any successor stock incentive plan.

(m)         “Thrift Plan” shall mean the Union Pacific Corporation Thrift Plan, as in effect from time to time.

1.4       Terms Defined in the Thrift Plan - For all purposes of the Plan, the following terms shall have the meanings specified in the Thrift Plan, unless a different meaning is plainly required by the context: “Affiliated Company”; “Board of Directors”; “Code”; “Company”; “Employee”; “ERISA”; and “Plan Year.”

1.5      Other Definitional Provisions - The terms defined in Sections 1.3 and 1.4 of the Plan shall be equally applicable to both the singular and plural forms of the terms defined. The masculine pronoun, whenever used, shall include the feminine and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in the Plan shall refer to the Plan as a whole and not to any particular provision of the Plan, unless otherwise specified.

ARTICLE TWO

Deferrals and Credits

2.1         Deferrals and Credits

(a)        The Committee may permit an Eligible Employee to elect to make deferrals from Awards (in the case of an Award under SIP that is performance-based compensation, as such term is defined in Code section 409A, after adjustment for dividend equivalent payments in accordance with the terms of the document establishing such Award or, in the case of an Award under EIP, a portion of the EIP Award) to be credited under the Plan by filing an Award deferral agreement with the Committee on such form as may be prescribed by the Committee for such purpose, subject to such terms and conditions as the Committee may from time to time impose in its sole discretion. Notwithstanding the foregoing, such agreement must be filed within the period permitted under paragraph (b) below and shall authorize the Company or the Affiliated Company by which the Eligible Employee is employed to reduce the Eligible Employee’s Award as elected by the Eligible Employee as of the date determined pursuant to subparagraph (c) below. The Company shall credit such amount to the Eligible Employee’s Account under the Plan.

(b)         Any election by an Eligible Employee to defer an Award pursuant to paragraph (a) must be made:

(1)         If the Award is not performance-based compensation as defined under Code section 409A and the regulations promulgated thereunder, prior to the beginning of the calendar year in which the Eligible Employee performs the services for which the Award is payable; and

(2)         If the Award is performance-based compensation, as defined under Code section 409A and the regulations promulgated thereunder, at least six (6) months prior to the end of the performance period to which the Award relates and before the date as of which such performance-based compensation becomes readily ascertainable, within the meaning of Code section 409A and the regulations promulgated thereunder, provided, however, that the Eligible Employee is continuously employed from the earlier of the beginning of such performance period or the date the performance goals for such performance period are established through the date of the deferral election.

(c)         An Eligible Employee’s deferral under paragraph (a) above shall be made as of the same date that such Award would have been payable to the Eligible Employee under EIP or SIP had such Award not been deferred under the Plan. In the event the Eligible Employee satisfies the requirements for an Award under the EIP but has a Separation from Service before the date the EIP Award would have been paid to the Eligible Employee had such Award not been deferred under the Plan, it shall nevertheless be paid in accordance with such deferral election and the terms of this Plan (including without limitation the Specified Employee Restriction at Section 4.2) with respect to the implementation of such deferral election.

ARTICLE THREE

Valuation of Accounts

3.1       Establishment of Investment Funds - The Committee shall have the authority in its sole discretion to provide a Participant with one or more investment funds for the Participant’s Account and to add, delete, consolidate, substitute or otherwise change any such investment funds from time to time as the Committee may determine in its sole discretion. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the investment funds are to be used for measurement purposes only, and a Participant’s election of any such investment fund, the allocation of the Participant’s Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered an actual investment of a Participant’s Account in any such investment fund.

3.2       Transfers Between Investment Funds - Subject to such rules as the Committee may prescribe from time to time in its sole discretion, a Participant may elect to transfer such portion of a Participant’s interest in any investment fund as permitted by the Committee to any other available investment fund. Such rules may require that a Participant’s Account under this Non-Grandfathered Plan is commingled for investment purposes with any “Account” a Participant may have in the Union Pacific Corporation Deferred Compensation Plan (409A Grandfathered Component). However, separate recordkeeping shall be maintained with respect to the portions of the Participant’s benefit in the Deferred Compensation Plan attributable to its Grandfathered and Non-Grandfathered components.

3.3         Valuation and Accounting -

(a)        Each investment fund shall be valued as such times and in accordance with such method(s) of valuation as determined from time to time in the sole discretion of the Committee, and the value of each Participant’s Account shall be determined by reference to the portion of the Participant’s Account allocable to each investment fund. The value of each Participant’s interest in an investment fund may be measured in units, shares or dollars.

(b)         The value of a Participant’s Account shall equal the aggregate value of the investment funds allocable to such Account.

ARTICLE FOUR

Payments

4.1         Payments on Separation from Service or Date Certain -

(a)

(1)A Participant who fails to make a timely election described in Section 4.1(b) shall be deemed to have elected to receive the value of his Award Account at the time of his Separation from Service in a single lump-sum payment. Subject to Section 4.2, such payment shall be made to the Participant (or if such Participant is not living at the time of payment, to such Participant’s Beneficiaries) as soon as administratively practicable following the Participant’s Separation from Service, but in no event later than the end of the calendar year in which the Participant’s Separation from Service occurs or, if later, ninety (90) days after such Separation from Service.

(2)        Notwithstanding subparagraph (a)(1) above and notwithstanding the election of the Participant described in Section 4.1(b), any Award Account established for an Award attributable to SIP to which an amount is credited under Section 2.1(c) by reason of a Participant’s disability shall be paid (i) except for an Award described in clause (ii), as soon as administratively practicable following the date on which such amount is credited to the Award Account, but in no event later than the end of the calendar year or the 15th day of the third calendar month following the date on which such amount is credited to the Award Account, regardless of any election made by the Participant, and (ii) in accordance with Section 4.1(h), in the event such Award that is credited to the Award Account by reason of the Participant’s disability is granted after 2013 and is performance based compensation (as such term is defined in Code section 409A).

(b)        (1)        A Participant who has any Award Account in the Plan as of any time during the 2008 calendar year may elect in writing, according to such rules and using such forms as may be prescribed by the Committee, to have any such Account paid to him in one of the forms specified in paragraph (c) below, provided such Participant’s Separation from Service occurs after December 31, 2008. Such election must be made no later than December 31, 2008.

(2)       A Participant who makes a deferral election under Section 2.1 for an Award made after December 31, 2008 may elect in writing, according to such rules and using such forms as may be prescribed by the Committee, to have the Award Account attributable to such Award paid to him in one of the forms specified in paragraph (c) below. Such election must be made before the end of the period in which to make a deferral election under Section 2.1(b) with regard to such Award.

(c)         A Participant may elect to have his Award Account paid to him in accordance with one of the following payment options, subject to Sections 4.2 and 4.3:

(1)         A single lump sum distribution as provided in subparagraph (a) payable at the earlier of (i) July of the year selected by the Participant or (ii) within thirty (30) days of the Participant’s Separation from Service.

(2)         A single lump-sum distribution as provided in subparagraph (a) payable (i) in the year of the Participant’s Separation from Service or (ii) if selected by the Participant, January of the next year following such Separation from Service;

(3)         Annual installments over a period not to exceed fifteen (15) years (such installment period to be elected by the Participant), beginning (i) as soon as administratively practicable following the Participant’s Separation from Service, but in no event later than the end of the calendar year in which the Participant’s Separation from Service occurs or, if later, ninety (90) days after such Separation from Service, or (ii) if elected by the Participant, January of the next year following such Separation from Service, with (under either option) subsequent installments paid in January of each subsequent year, with each installment determined by dividing the value of the Participant’s then-undistributed Award Account under the Non-Grandfathered Plan by the number of installments remaining to be made; or

(4)         A single lump-sum distribution payable in January of a year following the Participant’s Separation from Service that is not earlier than two (2) years, and not later than fifteen (15) years following the Participant’s Separation from Service, such year to be elected by the Participant. The amount of such distribution shall equal the balance in the Participant’s Award Account at such specified date. Pending the lump-sum distribution as aforesaid, the Participant’s Award Account shall continue to be invested in accordance with Article Three. If the Award Account relates to amounts deferred into this Plan from the SIP, the increase or decrease in the value of such Award Account shall be accumulated as part of the Award Account and paid out as part of such lump sum distribution. If the Award Account relates to amounts deferred into this Plan from the EIP, then at the end of each calendar quarter following the Participant’s Separation from Service, the net increase or decrease in the value of such Award Account, measured from the first valuation of such Award Account pursuant to Article Three which coincides with or next follows the Participant’s Separation from Service, shall be determined. Subject to subparagraph (d)(1)(A), the amount of any such net increase for any calendar quarter shall be distributed to the Participant within thirty (30) days following the end of such calendar quarter.

(d)         A Participant who has made the election or the deemed election described in subparagraphs (b) or (a) respectively may elect in writing to modify the form of payment and/or the payment commencement date for any Award Account (a “modification election”) in accordance with the following rules:

(1)         When a Participant’s existing form of payment

(A)         is described in subparagraphs (a), (c)(2) or (c)(3) above, a Participant may elect to receive the Participant’s Award Account in the form set forth in paragraph (c)(2), (c)(3) and (c)(4) above, provided that any election of the form described in subparagraph (c)(4) above shall not provide separate quarterly payments of investment income,

(B)         is described in subparagraph (c)(1) above, a Participant may (i) elect to receive the Participant’s Award Account in a single lump sum distribution in July of a later year, provided such July occurs before the Participant’s Separation from Service or (ii) elect to receive the Participant’s Award Account in the form described in subparagraph (c)(2), (c)(3) or (c)(4) above, provided that any election of the form described in subsection (c)(4) above shall not provide separate payments of investment income, and

(C)         is described in subparagraph (c)(4) above, a Participant may elect to receive the Participant’s Account in the form described in subsection (c)(3) above or change to a later date as of which the Participant will be paid a single lump-sum under subparagraph (c)(4) above.

(2)         A Participant’s modification election shall be made both prior to his Separation from Service and at least twelve (12) months prior to the date on which payments would have commenced in accordance with his prior election.

(3)         Notwithstanding the payment date indicated by the form of payment elected thereby, a Participant’s modification election to alter the date on which his payments will commence and/or the form in which payment is made must have the effect of postponing the payment commencement date by at least five (5) years, and shall be administered accordingly. A Participant shall be permitted to make a modification election or elections with respect to (i) all of his Award Accounts with respect to amounts deferred from the SIP that are payable at the same time and in the same form; (ii) all of his Award Accounts with respect to amounts deferred from the EIP that are payable at the same time and in the same form, and (iii) fifty percent (50%) of the balance as of the applicable payment date of the Award Account(s) attributable to deferrals from the SIP or EIP, as the case may be, that are payable in accordance with subparagraph 4.1(c)(1) in the same year elected by the Participant in accordance with subparagraph 4.1(c)(1), each of which shall be considered a separately identified amount to which the Participant is entitled to payment on a determinable date with the meaning of Treas. Reg. § 1.409A-2(b)(2)(i), in accordance within such rules as may be established by the Committee for this purpose consistent with the requirements of Section 409A of the Code and the regulations thereunder. No such modification election shall be permitted if the payment commencement date that was previously elected was more than ten (10) years after the Participant’s Separation from Service.

(4)        In the case of a Participant who desires to (A) change the method of payment from a single lump-sum distribution to annual installments, or (B) postpone the payment commencement date of annual installments that he previously elected, the maximum number of annual installments shall be fifteen (15), minus the number of years (with a fractional year rounded up to a full year) between the Participant’s Separation from Service and the postponed payment commencement date.

(5)         For purposes of this paragraph (d),

(A)         the date as of which payments to a Participant would have commenced, absent the election provided by this paragraph, shall be deemed to be the first possible date as of which such payments could have been made to the Participant;

(B)          the quarterly payment of investment income provided under paragraph (c)(4) above shall be treated as a separate form of payment from the single lump-sum distribution provided by such paragraph; and

(C)         the entitlement to a series of installment payments shall be treated as the entitlement to a single form of payment.

(e)       Except with respect to an Award attributable to SIP granted after 2013 that is performance based compensation (as such term is defined in Code section 409A) in which the Participant has vested due to the Participant’s death and is payable in accordance with Section 4.1(h)(1), on the death of a Participant who has not received payment of his full Account under this Section 4.1, the Committee shall cause the unpaid balance of the Participant’s vested account to be paid in a single lump-sum payment to such Participant’s Beneficiaries. Such payment shall be made as soon as administratively practicable following completion of the first valuation of the Participant’s Account pursuant to Article Three which coincides with or next follows the Participant’s date of death, but in no event later than the end of the calendar year in which the Participant’s date of death occurs or, if later, ninety (90) days after such date of death.

(f)        Subject to Sections 4.2 and 4.3 and notwithstanding the deemed election or election of a Participant described in Section 4.1(a) or (b) respectively, any Award Account established for an Award attributable to SIP, other than such an Award in which the Participant has vested due to such Participant’s disability, which is granted in 2011 that is not performance-based compensation, as defined under Code section 409A, shall be paid to a Participant:

(1)

who has a Separation from Service before February 3, 2015, in a single sum as soon as administratively practicable following such date, but in no event later than the end of the 2015 calendar year or, if later, ninety (90) days after such date or;

(2)      who has a Separation from Service on or after February 3, 2015, in accordance with the payment option set forth in Section 4.1(c) and elected by the Participant (or in accordance with Section 4.1(a) in the event the Participant fails to make such election); provided, however, that a Participant who has elected the form of payment set forth in Section 4.1(c)(1) shall be paid at the earlier of (i) July of the year selected by the Participant that is after 2015 or (ii) within thirty (30) days of the Participant’s Separation from Service.

(g)        Subject to Sections 4.2 and 4.3 and notwithstanding the deemed election or election of a Participant described in Section 4.1(a) or (b) respectively, any Award Account established for an Award attributable to SIP, other than such an Award in which the Participant has vested due to such Participant’s disability, which is: (i) granted in 2011 that is performance based compensation, as such term is defined in Code section 409A or (ii) granted after 2011 and before 2014 (regardless of whether the Award is performance based compensation), shall be paid to a Participant:

(1)         who has a Separation from Service before the end of the “Restriction Period” as such term is defined in the letter agreement granting such Award, in a single sum as soon as administratively practicable following the end of such Restriction Period, but in no event later than the end of the calendar year in which such Restriction Period ends or, if later, ninety (90) days after the end of such Restriction Period; or

(2)         who has a Separation from Service on or after the end of the “Restriction Period” as such term is defined in the letter agreement granting such Award, in accordance with the payment option set forth in Section 4.1(c) and elected by the Participant (or in accordance with Section 4.1(a) in the event the Participant fails to make such election); provided, however, that a Participant who has elected the form of payment set forth in Section 4.1(c)(1) shall be paid at the earlier of (i) July of the year selected by the Participant that is after the end of the calendar year in which such Restriction Period ends or (ii) within thirty (30) days of Participant’s Separation from Service.

(h)        Subject to Sections 4.2 and 4.3 and notwithstanding the deemed election or election of a Participant described in Section 4.1 (a) or (b) respectively, any Award Account established for an Award attributable to SIP granted after 2013, other than such an Award that is both (i) not performance based compensation (as defined under Code section 409A) and; (ii) vested due to the Participant’s disability, shall be paid to a Participant:

(1)

who has a Separation from Service before the “Restriction Period Termination Date” as such term is defined in the letter agreement granting such Award, in a single sum as soon as administratively practicable following such Restriction Period Termination Date, but in no event later than the end of the calendar year in which such Restriction Period Termination Date occurs or, if later, ninety (90) days following such Restriction Period Termination Date; or

(2)

who has a Separation from Service on or after the “Restriction Period Termination Date” as such term is defined in the letter agreement granting such Award, in accordance with the payment option set forth in Section 4.1 (c) and elected by the Participant (or in accordance with Section 4.1(a) in the event the Participant fails to make such election); provided, however, that a Participant who has elected the form of payment set forth in Section 4.1(c)(1) shall be paid at the earlier of (i) July of the year selected by the Participant that is after the end of the calendar year in which such Restriction Period Termination Date occurs or (ii) within thirty (30) days of Participant’s Separation from Service.

With respect to an Award attributable to SIP granted after 2013 which is not performance based compensation and is vested due to the Participant’s disability, such Award shall, notwithstanding the election of the Participant described in Section 4.1(b), be paid in accordance with Section 4.1(a)(2).

4.2       Specified Employee Restriction – Notwithstanding anything in the Plan to the contrary, no payment shall be made to a “specified employee” (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code maintained by the Company and its Affiliated Companies) on account of such specified employee’s Separation from Service until six (6) months plus one day following such specified employee’s Separation from Service; provided however, in the event of the specified employee’s death before his payment commencement date, this provision shall not prevent payment of death benefits at the time prescribed by Section 4.1(e).

4.3       Additional Restrictions on Payment Options – Notwithstanding anything in Section 4.1 to the contrary; except, however the last sentence of subparagraph 4.1(a):

(a)

the Participant may always elect the payment option described in subparagraph 4.1(c)(1) (providing for payment as of a specified date prior to Separation from Service) with respect to amounts to be deferred to an Award Account, regardless of the payment options the Participant may have elected with respect to any Award Accounts previously established under this Non-Grandfathered Plan.

(b)

with regard to the payment options described in subparagraphs 4.1(c)(2), 4.1(c)(3) or 4.1(c)(4) (each providing for payment following Separation from Service and henceforth referred to as the “Separation Payment Options”), the Participant may elect only one such Separation Payment Option with respect to (i) all Award Accounts consisting of amounts deferred into this Plan from the SIP and (ii) all Award Accounts consisting of amounts deferred into this Plan from the EIP (other than, in each case, Award Accounts for which the payment option described in subparagraph 4.1(c)(1) has been elected). A Participant’s initial election of a Separation Payment Option, with respect to amounts deferred from the SIP or EIP, as the case may be, shall apply to all subsequent deferrals from the SIP or EIP, as applicable, unless the Participant elects the payment option described in subparagraph 4.1(c)(1) for such subsequent deferral.

(c)

a Participant’s modification election made in accordance with Section 4.1(d) may not change the form of payment of an Award Account from a Separation Payment Option to the form of payment described in subparagraph 4.1(c)(1). In addition, any change to a different Separation Payment Option must apply to all Award Accounts attributable to deferrals from the SIP or EIP, as the case may be, for which a Separation Payment Option has been elected.

   (d)   in the event an Award Account is to be paid in accordance with the payment option described in subparagraph 4.1(c)(1) prior to the Participant having a Separation from Service, and at the time of such payment the Company reasonably anticipates that its deduction with respect to the Award Account payable to such Participant would be reduced or eliminated by Code section 162(m), such payment shall be delayed until the Company’s first taxable year in which it reasonably anticipates that its deduction of such payment will not be reduced or eliminated by Code Section 162(m), and following such determination will then be paid in a single lump-sum distribution as soon as administratively practicable in such taxable year. Notwithstanding anything in this Section 4.3(d) to the contrary, this Section 4.3(d) shall apply only to an Award Account attributable to an Award granted on or prior to November 2, 2017 which is not materially modified on or after such date and accordingly, is not subject to the Tax Cuts and Jobs Act of 2017 amendments to Code section 162(m).

4.4        Responsibility for Payments – All payments attributable to credits made hereunder on behalf of a Participant shall be made by the Company on its own behalf or on behalf of the Affiliated Company by who such Participant was employed when such credits were made. Such Affiliated Company shall reimburse the Company for all amounts paid on its behalf.

ARTICLE FIVE

Administration

5.1       Responsibilities and Powers of the Committee - The Committee shall be solely responsible for the operation and administration of the Plan and shall have all powers necessary and appropriate to carry out its responsibilities in operating and administering the Plan. Without limiting the generality of the foregoing, the Committee shall have the responsibility and power to interpret the Plan, to make factual determinations and to determine whether a credit should be made on behalf of a Participant, the amount of the credit and the value of the amount so credited on any subsequent date. The determination of the Committee, made in good faith, shall be conclusive and binding on all persons, including Participants and their Beneficiaries. The Committee may delegate part or all of its authority to operate and administer the Plan to the chief human resources officer of Union Pacific Railroad Company or such other officer or employee of Union Pacific Railroad Company or the Company with similar authority, and may grant authority to such person to execute agreements or other documents relating to the administration of the Plan as such person deems necessary or appropriate.

5.2      Outside Services - The Committee may engage counsel and such clerical, medical, financial, investment, accounting and other specialized services as its may deem necessary or desirable to the operation and administration of the Plan. The Committee shall be entitled to rely, and shall be fully protected in any action or determination or omission taken or made or omitted in good faith in so relying, upon any opinions, reports or other advice which is furnished by counsel or other specialist engaged for that purpose.

5.3       Indemnification - The Company shall indemnify the members of the Committee against any and all claims, loss, damages, expense (including reasonable counsel fees) and liability arising from any action or failure to act or other conduct in the Committee member’s official capacity, except when the same is due to her own gross negligence or willful misconduct.

5.4       Claims Procedures - The claims procedures set forth in Article XIII of the Thrift Plan shall apply to any claim for benefits hereunder, subject to such changes as the Committee deems necessary or appropriate.

ARTICLE SIX

Amendment and Termination

6.1       Amendment - The Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate to conform with governmental regulations or other policies, to modify or amend in whole or in part any or all of the provisions of the Plan. In addition, the chief human resources officer of Union Pacific Railroad Company or such other officer or employee of Union Pacific Railroad Company or the Company with similar authority, may make (a) all technical, administrative, regulatory and compliance amendments to the Plan or (b) any other amendment to the Plan that will not significantly increase the cost of the Plan to the Company as he or she deems necessary or appropriate. Notwithstanding anything to the contrary above, no amendment shall operate to reduce the accrued benefit of any individual who is a Participant at the time the amendment is adopted.

6.2       Termination - The Plan is purely voluntary and the Board of Directors reserves the right to terminate the Plan at any time, provided, however, that the termination shall not operate to reduce the accrued benefit of any individual who is a Participant at the time the Plan is terminated.

ARTICLE SEVEN

General Provisions

7.1     Source of Payments - The Plan shall not be funded and all payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Company. The Company shall not, by virtue of any provisions of the Plan or by any action of any person hereunder, be deemed to be a trustee or other fiduciary of any property for any Participant or his Beneficiaries and the liabilities of the Company to any Participant or his Beneficiaries pursuant to the Plan shall be those of a debtor only pursuant to such contractual obligations as are created by the Plan and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. To the extent that any Participant or his Beneficiaries acquire a right to receive a payment from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

7.2       No Warranties - Neither the Committee nor the Company warrants or represents in any way that the value of each Participant’s Account will increase or not decrease. Such Participant assumes all risk in connection with any change in such value.

7.3       Inalienability of Benefits - No benefit payable under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to do so shall be void; nor shall any such benefit or interest be in any manner liable for or subject to garnishment, attachment, execution or levy or liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or his Beneficiaries. In the event that the Committee shall find that any Participant or his Beneficiaries has become bankrupt or that any attempt has been made to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under, or interest in, the Plan, the Committee shall hold or apply such benefit or interest or any part thereof to or for the benefit of such Participant or his Beneficiaries, his spouse, children, parents or other relatives or any of them.

7.4      Expenses - The Company shall pay all costs and expenses incurred in operating and administering the Plan, including the expense of any counsel or other specialist engaged by the Committee.

7.5       No Right of Employment - Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any Participant the right to be retained in the employ of the Company or any Affiliated Company.

7.6       Limitations on Obligations - Neither the Company, nor any Affiliated Company, nor any officer or employee of either, nor any member of the Board of Directors nor the Committee shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any action taken or omitted in connection with the granting of benefits or the interpretation and administration of the Plan.

7.7        Withholding - The Company shall, on its own behalf or on behalf of the Affiliated Companies, withhold from any payment hereunder the required amounts of income and other taxes.

7.8        Headings - The headings of the Sections in the Plan are placed herein for convenience of reference and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

7.9       Construction - The Plan shall be construed, regulated and administered in accordance with the laws of the State of Utah, without regard to the choice of law principles thereof.

7.10     Payments to Minors, Etc. - Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person and such payment shall fully discharge the Committee, the Company, all Affiliated Companies and all other parties with respect thereto.